Exhibit 10.1

AG2012/4417-2012-1019

Pedro Lichtinger

Chief Executive Officer

Optimer Pharmaceuticals Inc

5355 Mira Sorrento Place

Suite 250 - West Tower

San Diego,

California.

92121

USA

6 September 2012

Dear Pedro

Collaboration and License Agreement between Optimer Pharmaceuticals Inc and Astellas Pharma Europe Limited dated 2 February 2011 (the “Collaboration Agreement”) Amendment No 1

In accordance with Section 14.7 of the Collaboration Agreement we have agreed to amend the Collaboration Agreement as follows:

(1)         Section 8.3(e) shall be amended such that the words “(in the case of Optimer)” are deleted.

(2)         Section 2.2(b) shall be replaced by the following:

“Sublicense Agreements with Third Parties.  Any Sublicense to Third Parties shall be in writing and, with the exception of the financial terms, on substantially the same terms as this Agreement, except that the Third Party Sublicensee shall not have the right to further sublicense, and, to the extent such Sublicense grants a sublicense of the rights licensed to Optimer under the PAR Agreement, shall be consistent with the terms of the PAR Agreement.  Partner shall be responsible for the acts or omissions of its Third Party Sublicensees in exercising rights under the Sublicenses which would constitute a breach hereunder.  Within ten (10) days after execution or receipt thereof, as applicable, Partner shall provide Optimer with a full and complete copy of each Sublicense with a Third Party granted (provided that Partner may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

(3)         A new section 2.2 (d) shall be included into the Collaboration Agreement as follows:

“Sublicense Agreements with Affiliates.  Partner may grant Sublicenses to one or more of its Affiliates freely, provided that (i) Partner shall be responsible for the acts or omissions of its Affiliates in exercising rights under the Sublicenses which would constitute a breach hereunder, and (ii) Partner shall inform Optimer in writing of any Sublicense granted to an Affiliate.

ASTELLAS PHARMA EUROPE LTD

Lovett House, Lovett Road, Staines, TW18 3AZ

Tel: +44 (0) 1784 419400  Fax: +44 (0) 1784 419401

Registered in England 2486792

(4)         Save for the amendments under (1) and (2) all other terms and conditions of the Collaboration Agreement shall remain in full force and effect.

This letter of amendment is governed by and subject to the terms of the Collaboration Agreement.

Please sign and return this letter to indicate that you accept its terms.

Yours sincerely

/s/ Jerry Temko	/s/ Simon Dew
Jerry Temko	Simon Dew
SVP & General Counsel	VP Business Development &
Early Phase Commercial Development

For and on behalf of Astellas Pharma Europe Limited

/s/ Pedro Lichtinger
Pedro Lichtinger
President & CEO

For and on behalf of Optimer Pharmaceuticals Inc.

ASTELLAS PHARMA EUROPE LTD

Lovett House, Lovett Road, Staines, TW18 3AZ

Tel: +44 (0) 1784 419400  Fax: +44 (0) 1784 419401

Registered in England 2486792